Exhibit 99.1

For Immediate Release For Further Information Contact: Roy A. Fletcher, Investor Relations Crusader Energy Group Inc. (405) 241-1847
CRUSADER ENERGY AND WESTSIDE ENERGY CORPORATION
CONSUMMATE BUSINESS COMBINATION
Oklahoma City, OK and Dallas, TX — June 26, 2008 — Westside Energy Corporation (AMEX: WHT) (“Westside”), a publicly held exploration and production company, and the Crusader entities, a group of privately held independent oil and gas companies engaged in the development of unconventional resource plays which includes the application of horizontal drilling and cutting edge completion technology aimed at developing shale and tight sand reservoirs, jointly announced that the stockholders of Westside have approved their business combination, that conditions to the agreement and plan of business combination have been satisfied, and that the business combination has been consummated. The vote approving the business combination took place today at Westside’s annual meeting of stockholders. In accordance with the business combination agreement, Westside has changed its name to Crusader Energy Group Inc. (“Crusader”) and expects to begin trading under their new ticker symbol “KRU” on June 27, 2008 on the American Stock Exchange.
In addition to approving the business combination, Westside stockholders also approved the 2008 Long-Term Incentive Plan and issuance of 35 million stock options under the plan and certain amendments to Westside’s certificate of incorporation, including the name change.
Additionally as previously disclosed in the proxy, all of Westside’s Board of Directors and Officers were replaced by nominees of the Crusader entities upon consummation of the business combination.
Crusader will have a total of approximately 198.1 million shares outstanding at close. In connection with the business combination, 171.7 million shares have been issued to the following entities: Knight Energy Group I Holding Co, LLC received 100.1 million shares, Knight Energy Group II Holding Co, LLC received 53.2 million shares, Hawk Energy Fund I Holding Co, LLC received 14.7 million shares and RCH Energy Opportunity Fund I, L.P. received 3.7 million shares, plus $501,000 in cash to three other parties to the contribution agreement. None of the shares issued were registered or may be sold or otherwise transferred until the six-month anniversary of the consummation of the business combination.

NEW MANAGEMENT TEAM COMMENTS
Robert J. Raymond, Chairman of Crusader commented, “We are extremely pleased with the affirmative vote for the business combination and the successful completion of this transaction. We thank our stockholders for their support as well as all who worked so diligently to ensure the success of this transaction. The business combination provides Crusader an attractive route to becoming a publicly traded company and enhanced access to the public capital markets to support future growth. We are excited about the company’s future opportunities.”
David D. Le Norman, CEO and President of Crusader said, “the business combination provides Crusader additional opportunities to transfer our horizontal drilling expertise and horizontal multi-stage, isolation stimulation completion assemblies to the Barnett Shale, Bakken Shale, Cleveland Sands, and other unconventional reservoirs. Additionally, Crusader is well positioned to deliver consistent growth in reserves and production with a proven management team capable of executing our business strategy, a strong reserve base, and a drilling inventory focusing on unconventional shales and tight western gas sands.”
ABOUT CRUSADER ENERGY GROUP INC.
Oklahoma City-based Crusader Energy Group Inc. is an oil and gas company with assets focused in various producing domestic basins. The company has a primary focus on the development of unconventional resource plays which includes the application of horizontal drilling and cutting edge completion technology aimed at developing shale and tight sand reservoirs. The Crusader assets are located in various domestic basins, the majority of which are in the Anadarko Basin and Central Uplift, Ft. Worth Basin Barnett Shale, Delaware Basin, Val Verde Basin, and the Bakken Shale of the Williston Basin.
FORWARD-LOOKING STATEMENTS
Certain statements in this news release regarding future expectations, access to public capital markets, plans for acquisitions and dispositions, oil and gas reserves, exploration, development, production and pricing may be regarded as “forward-looking statements” within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as operating hazards, drilling risks, the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s periodic reports and other documents filed with the SEC. Actual results may vary materially.
Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, environmental risks and other risks and uncertainties set forth in Company’s periodic reports and other documents filed with the SEC. Crusader undertakes no obligation to publicly update or revise any forward-looking statements.